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EXHIBIT 10.5

                        [BIODIESEL INDUSTRIES, INC. LOGO]

                       BIODIESEL PRODUCTION UNIT PROPOSAL

         This proposal is made in conjunction with the terms of the attached Preferred Distributor Agreement and describes the intended use of a funding level $300,000. Said funding to be provided by Western States Oil, Inc. ("WSO") as a convertible loan, the terms of which provide for repayment of the loan plus interest from projects generated b the unit to be constructed and which allows, at WSO's discretion, for the unpaid balance of the loan and accrued interest to be converted to shares of stock in Biodiesel Industries, Inc. ("BI") upon the same terms and conditions as the offering described in the Private Placement Memorandum (PPM). BI of San Jose, CA will be operated as a subsidiary division of BI, and will be directed by a divisional board of directors upon which WSO may designate a director until such time as the loan is repaid or the loan is converted to shares of stock in BI. The convertible loan will be repaid, in monthly payments, from 50% of the net projects from the operation of the biodiesel production unit described in this proposal, with simple annual interest at the rate of 8%. The net profits remaining, after principal and interest payments, will be divided 49% to LEO and 51% to BI, until the loan is repaid in full or converted to shares in BI.

         OBJECTIVE: To build and operate a biodiesel production facility at WSO's location in the Bay Area which will be capable of profitably producing 1,000,000 gallons of biodiesel per year from used cooking oil, commonly know as the Modular Production Unit ("MPU") and described in the attached specification sheet. It is the intention of BI to expand its operations to their full potential as described in the PPM in the attached Preferred Distributor Agreement. The MPU will remain the property of BI, but will be subject to a UCC-1 lien held by WSO until the loan is repaid in full or converted to shares in BI.

         FUNDAMENTALS: Construction of the MPU will be undertaken by BI commencing with the execution of this Proposal, and the deposit of the first progress payment of $50,000. The unit will be designed to produce a minimum of 1,000,000 gallons of biodiesel per year utilizing used cooking oil as a feedstock. Cost of construction and placement at WSO's Location is $300,000, to be paid in mutually agreed upon progress payments of $50,000, with final payment due upon successful demonstration of the unit's design capabilities. Estimated construction time is 90-120 days.

         BI will be responsible for the day-to-day operation of the MPU and the hiring and training of all personnel, although it may be agreed by the Parties that the personnel may be employees of WSO.

         Site preparation will consist of providing a graded paved area approximately 70'x60' with waste water drain, fresh water, suitable electrical power and possible containment if required by permitting. Providing the location and permitting for the operation and placement of the MPU shall be the responsibility of WSO, with cooperation in providing required information by BI.

         This Proposal, to be accepted, must be signed and returned to BI no later than August 21, 2001.

Submitted by,                       Agreed 2nd day of October, 2001 this to by,


/S/ RUSSELL TEALL                   /S/ S L CUREY
Russell Teall, President
on behalf of BI                     on behalf of WSO